Exhibit (a)(1)(A)

Offer to Purchase
by
Wix.com Ltd.

Up to $1,750,000,000 in Aggregate Purchase Price of its Ordinary Shares
At a Cash Purchase Price Not Greater than $92.00 per Share Nor Less than $80.00 per Share
CUSIP: M98068105

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 1, 2026, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Wix.com Ltd., an Israeli company (the “Company,” “Wix,” “we,” “us” or “our”), invites our shareholders to tender up to $1,750,000,000  in aggregate purchase price of our issued and outstanding ordinary shares, par value NIS 0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price calculated as described herein that is not greater than $92.00 nor less than $80.00 per Share to the tendering holder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $2.0 billion in aggregate purchase price of its outstanding Shares and/or 0.00% Convertible Senior Notes due 2030 (“Convertible Notes”) through December 31, 2027, including any contemplated restrictions or limitations on such repurchases, as approved by our Board of Directors at its meeting held on January 27, 2026 (the “Board Repurchase Authorization”). In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $1,750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

On March 4, 2026, we entered into a securities purchase agreement with one or more funds managed or advised by Durable Capital Partners LP and certain other investors (collectively, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed, severally and not jointly, to purchase from us, 3,266,699 units, each consisting of one (1) Share and a corresponding warrant to purchase 0.25 of a Share, for an aggregate purchase price of approximately $260.0 million, or $79.591 per unit (the “Private Placement”). In connection with the closing of the Private Placement, we issued to the Purchasers an aggregate of 3,266,699 Shares (the “Private Placement Shares”) and warrants in respect of 1,082,529 underlying Shares (which are to be settled by net share settlement or cash settlement, at our election, upon exercise) (the “Private Placement Warrants”). In connection with the Private Placement, the Purchasers have entered into lock-up agreements with us pursuant to which they have agreed that they will not, among other things, and subject to certain exceptions, sell, transfer, or otherwise dispose of Private Placement Shares, Private Placement Warrants or any Shares that may be issuable to them upon exercise of the Private Placement Warrants, during the period ending one (1) year after March 5, 2026, the closing date of the Private Placement, without our prior written consent. Such Purchasers will not be eligible to tender any Shares in the Offer.

As of January 31, 2026, after giving effect to our issuance of the Private Placement Shares, we had 58,314,152 issued and outstanding Shares. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $80.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 21,875,000. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $92.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 19,021,739.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the Nasdaq Global Select Market under the trading symbol “WIX.” On March 4, 2026, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $83.78 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC (THE “DEALER MANAGER”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR EQUINITI TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

J.P. Morgan J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Direct: 1 (212) 622-4401 Call Toll-Free: 1 (877) 371-5947
Offer to Purchase dated March 5, 2026

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at one (1) minute after 11:59 P.M., New York City time, on April 1, 2026 (unless the Offer is extended):

•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•
if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

•
if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•
if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of restricted share units (“RSUs”) or performance-based share units (“PSUs”), you may only tender Shares that you have acquired through the settlement of RSUs or earned PSUs; or

•	if you are a participant in our employee share purchase plan (“ESPP”), you may tender Shares that you have purchased through the ESPP.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $80.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $80.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the Shares on the Nasdaq Global Select Market on March 4, 2026, the last full trading day prior to the commencement of the Offer, which was $83.78 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES, EXCEPT THAT WE WILL, TO THE EXTENT REQUIRED BY RULE 13E-4 UNDER THE EXCHANGE ACT, AMEND THE TENDER OFFER STATEMENT ON SCHEDULE TO, OF WHICH THIS OFFER TO PURCHASE FORMS A PART, TO REFLECT ANY MATERIAL CHANGE IN THE INFORMATION PREVIOUSLY DISCLOSED, INCLUDING ANY INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE.

TABLE OF CONTENTS

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, Wix.com Ltd., an Israeli company (the “Company,” “Wix,” “we,” “us” or “our”), is offering to purchase the Shares (as defined below). See Section 1.

What is Wix offering to purchase?

We are offering to purchase up to $1,750,000,000 in aggregate purchase price of our issued and outstanding ordinary shares, par value NIS 0.01 per share (each, a “Share,” and collectively, the “Shares”), at a price calculated as described herein that is not greater than $92.00 nor less than $80.00 per Share to the tendering holder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders. It is also consistent with our long-term goal of allocating capital to maximize value for our shareholders and other stakeholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $1,750,000,000 in aggregate purchase price of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will select the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of January 31, 2026, after giving effect to our issuance of the Private Placement Shares, we had 58,314,152 issued and outstanding Shares. At the minimum Final Purchase Price of $80.00 per Share, we would purchase 21,875,000 Shares if the Offer is fully subscribed, which would represent approximately 37.5% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). At the maximum Final Purchase Price of $92.00 per Share, we would purchase 19,021,739 Shares if the Offer is fully subscribed, which would represent approximately 32.6% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 36,439,152 Shares outstanding immediately following the purchase of Shares tendered in the Offer and, if the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 39,292,413 Shares outstanding immediately following the purchase of Shares tendered in the Offer (in each case, after giving effect to our issuance of the Private Placement Shares). The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of January 31, 2026, an aggregate of 1,929,595 Shares remained available for future awards under our 2013 Incentive Compensation Plan (the “2013 Plan”), approximately 5,977,396 Shares were subject to currently outstanding options, restricted share units (“RSUs”) and performance share units (“PSUs”) (assuming payout at 100% for awards with open performance periods), 2,791,595 Shares were reserved for future issuance under our ESPP, and 7,512,375 Shares were reserved for issuance upon conversion of our 0.00% Convertible Senior Notes due 2030 (“Convertible Notes”). Following the closing of the Private Placement, we have an additional 1,082,529 shares reserved for issuance upon the exercise of the Private Placement Warrants. See Section 11.

Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $80.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 21,875,000. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $92.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 19,021,739. See Section 8.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $2.0 billion in aggregate purchase price of its outstanding Shares and/or Convertible Notes through December 31, 2027, including any contemplated restrictions or limitations on such repurchases, as approved by our Board of Directors at its meeting held on January 27, 2026 (the “Board Repurchase Authorization”). See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered or any financing condition but is subject to certain other conditions. See Section 7. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $1,750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Final Purchase Price is $80.00 to $92.00 per Share. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $80.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $80.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the Nasdaq Global Select Market on March 4, 2026, the

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

 How will we pay for the Shares?

Assuming that the Offer is fully subscribed, the aggregate purchase price payable by us will be $1,750,000,000.00. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $1,757,034,143.00.

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand and borrowings under our Credit Agreement (as defined in Section 9), if required. In accordance with the rules of the SEC, if more than $1,750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire one (1) minute after 11:59 P.M., New York City time, on April 1, 2026, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

•	no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

•
no general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or Israel or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel shall have occurred;

•
no decrease of more than 10% in the sale price of the Shares on the Nasdaq Global Select Market or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on March 4, 2026, the last full trading day prior to the commencement of the Offer, shall have occurred;

•
no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or Israel shall have occurred on or after the date of this Offer to Purchase, nor shall any material escalation of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase, have occurred;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or Israel;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•
no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•
no change in our business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us shall have occurred during the Offer;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•
we shall not have determined that the consummation of the Offer and the purchase of the Shares is likely, in our reasonable judgment, to cause the Shares to be delisted from the Nasdaq Global Select Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If any of the conditions in Section 7 is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and the other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•
if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•
if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•
if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of RSUs or PSUs, you may only tender the underlying Shares that you have acquired through the settlement of RSUs or earned PSUs; or

•	if you are a participant in our ESPP you may tender Shares that you have purchased through the ESPP.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on April 1, 2026, you may withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $1,750,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

•
first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

•
second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•
third, only if necessary to permit us to purchase $1,750,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Board Repurchase Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Any such random lot selection will be conducted by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate; (ii) properly tender all of these Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date; and (iii) complete the section(s) entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers have entered into lock-up agreements in connection with the Private Placement and, as a result, will not tender any of their Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on the Nasdaq Global Select Market and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the tendering holder, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested share options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We are not offering, as part of the Offer, to purchase any outstanding share options, and tenders of share options will not be accepted. See Section 3.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

If you are a holder of RSUs or PSUs, you may only tender the underlying Shares that you have acquired through the settlement of RSUs or earned PSUs. The Offer is not extended to RSUs or PSUs that have not been paid out, and tenders of such unvested RSUs or PSUs will not be accepted. See Section 3.

If I am a participant in the ESPP, how do I participate in the Offer?

If you are a participant in our ESPP, you may tender Shares that you have purchased through the ESPP.  We are not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for future share purchases under the ESPP. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on the Nasdaq Global Select Market under the symbol “WIX.” On March 4, 2026, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the Nasdaq Global Select Market was $83.78 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a U.S. Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 from the IRS website at www.irs.gov. Any tendering shareholder that fails to complete, sign and return to the payment agent (or other applicable withholding agent) the IRS Form W-9 from the IRS website at www.irs.gov (or other such form as may be applicable, such as an applicable Form W-8 from the IRS website at www.irs.gov for Non-U.S. Holders) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the shareholder pursuant to the Offer.

What are the Israeli income tax consequences if I tender my Shares?

Generally, your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for Israeli income tax purposes subject to Israeli tax at a rate of 25% or 30% (depending on your particular circumstances, including whether you are deemed a “substantial shareholder” under Israeli law and other factors), or 23% if you are a corporation. The cash you receive for your tendered Shares will generally be treated either as consideration received in respect of a sale of the Shares purchased by us or as a distribution from us in respect of Shares. If you are not an Israeli tax resident and the consideration is treated as consideration in respect of a sale, you may be exempt from Israeli capital gains tax on the disposition of Shares in certain circumstances, including where the gain is not attributable to a permanent establishment or business activity in Israel.

Unless you are tendering solely 102 Shares, to determine the Israeli tax withholding treatment in connection with the tender of your Shares, you will be required to certify whether you are an Israeli resident or a non-Israeli resident for Israeli tax purposes and, if you are an Israeli resident, whether your Shares are held through an Israeli financial institution or broker or through a non-Israeli (foreign) financial institution or broker. Tendering holders will provide this certification by designating the applicable “Tax Code” corresponding to the categories described in this Offer to Purchase:

•	Option 1: Non-Israeli Resident for Israeli tax purposes;
•	Option 2: Israeli Resident for Israeli tax purposes holding Shares through an Israeli financial institution or broker;
•
Option 3: Israeli Resident for Israeli tax purposes holding Shares through a non-Israeli (foreign) financial institution or broker. If this category applies to you, you will be required to contact the Company directly at TO@Wix.com no later than the Expiration Date to provide the required Israeli tax documentation and cost-basis data (as reasonably requested by the Company or its withholding agent) in order to determine the applicable withholding.

For Israeli resident employees, directors and officers selling Shares that were issued pursuant to exercise of vested options or vesting of RSUs, who were granted such awards under Section 102 of the Ordinance, the gain may bifurcated into a capital gain portion and an ordinary income portion and will be taxable accordingly (including applicable social security payments), and such taxes will be withheld and remitted through the Section 102 trustee. Non-Israeli employees and service providers selling Shares that were issued pursuant to exercise of vested options or vesting of RSUs, should generally be exempt from Israeli tax, provided that the awards were granted in respect of compensation for work or services performed outside Israel.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Manager is J.P. Morgan Securities LLC. Their contact information is set forth below.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, New York 10005
Banks and Brokers
Call: 1 (212) 257-2639
Call Toll-Free: 1 (800) 280-6942
Email: WIX@dfking.com

The Dealer Manager for the Offer is: J.P. Morgan J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Direct: 1 (212) 622-4401 Call Toll-Free: 1 (877) 371-5947

FORWARD-LOOKING STATEMENTS

In addition to historical facts, this Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or Section 21E of the Exchange Act. The forward-looking statements in this Offer to Purchase and the documents incorporated by reference herein are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “subject,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

•
our ability to attract and retain registered users and partners, and generate new premium subscriptions and additional business solutions as we continuously adjust our marketing strategy and customer care;

•	maintenance of our brand and reputation, and generation of revenue from sources other than premium subscriptions;

•	risks associated with our AI Technologies (as defined below);

•	risks associated with “vibe-coding” market and our Base44 offering;

•	risks associated with international operations and the use of platform in various countries;

•	risks related to the macroeconomic environment and ongoing global conflicts;

•	security risks and payment risks and fluctuations in foreign currency exchange rates;

•	failures of third-party hardware, software and infrastructure on which we rely, or failure to manage the operation of our infrastructure;

•	adverse market conditions, including inflation, interest rates and other adverse developments that may adversely affect our cash balances and investment portfolio;

•	our history of operating losses and inability to achieve sustained profitability;

•	downturns or upturns in sales are not immediately reflected in full in our operating results;

•	our ability to repurchase our ordinary shares and/or any convertible notes pursuant to our repurchase program or as required, including as a result of this Offer;

•	our ability to comply with the restrictions under the Credit Agreement (as defined in Section 9);

•	our ability to raise capital when needed or on acceptable terms;

•	risks related to acquisitions and investments, pricing decisions, pandemics, natural disasters and other catastrophic events;

•
our ability to develop and introduce new products and services, such as Wix Harmony, as well as maintain existing and third-party products and services and ability to keep up with rapid changes in design and technology;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to attract a diversified customer base and increased competition;

•	our ability to maintain compatibility of our platform and solutions with changes in third-party applications and changes to technologies used in our solutions;

•	our ability to acquire and service small business users;

•	risks related to cybersecurity incidents;

•	our expectation regarding the uncertain future relationship between the United States and other countries with respect to trade policies, taxes, government regulations, and tariffs;

•
our ability to comply with the regulations applicable to our operations, including new governmental regulations regarding the internet, consumer protection, artificial intelligence (“AI”), privacy and data protection laws and regulations, as well as contractual privacy and data protection obligations;

•	risks relating to intellectual property, including infringements, litigation and claims, and our ability to maintain and protect our intellectual property rights and proprietary information;

•	our expectations regarding the outcome of any regulatory investigation or litigation, including class actions;

•
risks related to the development and integration of AI, generative AI, agentic AI, machine learning, and similar tools into our offerings, and comply with the regulatory environment impacting AI and AI-related activities;

•	risks related to activities of registered users or content of their websites, and risks related to domain names and industry regulations;

•
risks related to compliance with laws and regulations, including those related to economic sanctions, tariffs, export controls, anti-corruption and anti-money laundering, anti-trust, and consumer protection, and changes in these laws and regulations;

•	risks related to tax, including application of indirect taxes, tax laws, changes in tax laws or changes in provision for income tax and examination of income tax returns;

•	risks related to ordinary shares, activist shareholders, and our status as a foreign private issuer;

•	future sales of our ordinary shares by directors, officers or large shareholders;

•	risks related to our incorporation and location in Israel, including conflicts and hostilities in the area;

•	our expectations regarding future changes in our cost of revenues and our operating expenses on an absolute basis and as a percentage of our revenues;

•
our planned level of capital expenditures and our belief that our existing cash and cash from operations will be sufficient to fund our operations for at least the next 12 months and for the foreseeable future; and

•
our ability to enter into new markets and attract new customer demographics, including our ability to successfully attract new partners and large enterprise-level users and to grow our activities, including through the adoption of our Wix Studio product, with these customer types as anticipated.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under Item 3.D. “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference herein.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation, and expressly disclaim any duty to update publicly any forward-looking statements for any reason after the date of this Offer to Purchase, to conform these statements to actual results or to changes in our expectations.

INTRODUCTION

To the holders of our ordinary shares:

We invite our shareholders to tender up to $1,750,000,000 in aggregate purchase price of our issued and outstanding  ordinary shares, par value NIS 0.01 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price calculated as described herein that is not greater than $92.00 nor less than $80.00 per Share to the tendering holder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the authority of the Company to conduct a share repurchase program of up to $2.0 billion in aggregate purchase price of its outstanding Shares and/or Convertible Notes through December 31, 2027, including any contemplated restrictions or limitations on such repurchases, as approved by our Board of Directors at its meeting held on January 27, 2026 (the “Board Repurchase Authorization”). See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC (THE “DEALER MANAGER”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR EQUINITI TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

On March 4, 2026, we entered into a securities purchase agreement with one or more funds managed or advised by Durable Capital Partners LP and certain other investors (collectively, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers, and the Purchasers agreed, severally and not jointly, to purchase from us, 3,266,699 units, each consisting of one (1) Share and a corresponding warrant to purchase 0.25 of a Share, for an aggregate purchase price of approximately $260.0 million, or $79.591 per unit (the “Private Placement”). In connection with the closing of the Private Placement, we issued to the Purchasers an aggregate of 3,266,699 Shares (the “Private Placement Shares”) and warrants in respect of 1,082,529 underlying Shares (which are to be settled by net share settlement or cash settlement, at our election, upon exercise) (the “Private Placement Warrants”). In connection with the Private Placement, the Purchasers have entered into lock-up agreements with us pursuant to which they have agreed that they will not, among other things, and subject to certain exceptions, sell, transfer, or otherwise dispose of Private Placement Shares, Private Placement Warrants or any Shares that may be issuable to them upon exercise of the Private Placement Warrants, during the period ending one (1) year after March 5, 2026, the closing date of the Private Placement, without our prior written consent. Such Purchasers will not be eligible to tender any Shares in the Offer.

As of January 31, 2026, after giving effect to our issuance of the Private Placement Shares, we had 58,314,152 issued and outstanding Shares. At the minimum Final Purchase Price of $80.00 per Share, we would purchase 21,875,000 Shares if the Offer is fully subscribed, which would represent approximately 37.5% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). At the maximum Final Purchase Price of $92.00 per Share, we would purchase 19,021,739 Shares if the Offer is fully subscribed, which would represent approximately 32.6% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 36,439,152 Shares outstanding immediately following the purchase of Shares tendered in the Offer and, if the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 39,292,413 Shares outstanding immediately following the purchase of Shares tendered in the Offer (in each case, after giving effect to our issuance of the Private Placement Shares). The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares.  As of January 31, 2026, an aggregate of 1,929,595 Shares remained available for future awards under our 2013 Incentive Compensation Plan (the “2013 Plan”), approximately 5,977,396 Shares were subject to currently outstanding options, restricted share units (“RSUs”) and performance share units (“PSUs”) (assuming payout at 100% for awards with open performance periods), 2,791,595 Shares were reserved for future issuance under our ESPP, and 7,512,375 Shares were reserved for issuance upon conversion of our 0.00% Convertible Senior Notes due 2030 (“Convertible Notes”). Following the closing of the Private Placement, we have an additional 1,082,529 shares reserved for issuance upon the exercise of the Private Placement Warrants. See Section 11.

Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $80.00 per Share, the minimum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 21,875,000. Assuming that the Offer is fully subscribed, if the Final Purchase Price is determined to be $92.00 per Share, the maximum Final Purchase Price under the Offer, the approximate number of Shares that would be purchased under the Offer is 19,021,739. If $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price. The Shares are listed and traded on the Nasdaq Global Select Market under the symbol “WIX.” On March 4, 2026, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $83.78 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

The address and phone number for our principal executive offices are: Wix Campus, Building B, 5th Floor, 5 Yunitsman Street, Tel Aviv 6936025, Israel (telephone number: +972 (3) 545-4900).

THE OFFER

1. Number of Shares; Price; Proration

Upon the terms and subject to the conditions of the Offer, we will purchase $1,750,000,000 in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means one (1) minute after 11:59 P.M., New York City time, on April 1, 2026, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $80.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $92.00 nor less than $80.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company shall not purchase the Shares of such shareholder. Prices may be specified in multiples of $1.00. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $92.00 nor less than $80.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $1,750,000,000, or all Shares properly tendered and not properly withdrawn in the event that less than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of, or less than, the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $80.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $80.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $80.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on the Nasdaq Global Select Market on March 4, 2026, the last full trading day prior to the commencement of the Offer, which was $83.78 per Share, and could be below the last reported sale price of the Shares on the Nasdaq Global Select Market on the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if more than $1,750,000,000 in aggregate purchase price of Shares is properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law and the Board Repurchase Authorization. In accordance with the rules of the SEC, if more than $1,750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $1,750,000,000 in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $1,750,000,000 in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•
first, we will purchase Odd Lots (as defined below) of less than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

•
second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•
third, only if necessary to permit us to purchase $1,750,000,000 in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Board Repurchase Authorization), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Any such random lot selection will be conducted by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $1,750,000,000 in aggregate purchase price of Shares in the Offer, subject to applicable law and the Board Repurchase Authorization. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 13, the number of Shares that we will purchase from a shareholder that is a U.S. Holder pursuant to the Offer may affect the U.S. federal income tax consequences to such shareholder of the purchase and, therefore, may be relevant to such shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders. It is also consistent with our long-term goal of allocating capital to maximize value for our shareholders and other stakeholders. The Offer also provides a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the Nasdaq Global Select Market.

On January 27, 2026, our Board of Directors approved a share repurchase program of up to $2.0 billion in aggregate purchase price of Shares and/or Convertible Notes through December 31, 2027. Under the Board Repurchase Authorization, our securities may be repurchased from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with U.S. securities laws and regulations, including Rule 10b-18 under the Exchange Act. We may also, from time to time, enter into plans that are compliant with Rule 10b5-1 under the Exchange Act to facilitate repurchases of our securities under this authorization. The Board Repurchase Authorization does not obligate us to acquire any particular amount of securities, and the repurchase program may be suspended or discontinued at any time at our discretion. As of the date hereof, we have not repurchased any Shares pursuant to the Board Repurchase Authorization. Following the completion or termination of the Offer, we intend to continue to repurchase Shares from time to time, subject to applicable law and the Board Repurchase Authorization or any subsequent share repurchase authorization approved by our Board of Directors. The timing, number and value of securities we repurchase depend on a number of factors, including the market price of the Shares, general market and economic conditions, our financial results and liquidity, and other considerations. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Certain Effects of the Offer

As of January 31, 2026, after giving effect to our issuance of the Private Placement Shares, we had 58,314,152 issued and outstanding Shares. At the minimum Final Purchase Price of $80.00 per Share, we would purchase 21,875,000 Shares if the Offer is fully subscribed, which would represent approximately 37.5% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). At the maximum Final Purchase Price of $92.00 per Share, we would purchase 19,021,739 Shares if the Offer is fully subscribed, which would represent approximately 32.6% of our outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). If the Offer is fully subscribed at the minimum Final Purchase Price, we would have approximately 36,439,152 Shares outstanding immediately following the purchase of Shares tendered in the Offer and, if the Offer is fully subscribed at the maximum Final Purchase Price, we would have approximately 39,292,413 Shares outstanding immediately following the purchase of Shares tendered in the Offer (in each case, after giving effect to our issuance of the Private Placement Shares). The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Final Purchase Price for such Shares. As of January 31, 2026, an aggregate of 1,929,595 Shares remained available for future awards under the 2013 Plan, approximately 5,977,396 Shares were subject to currently outstanding options, RSUs and PSUs (assuming payout at 100% for awards with open performance periods), 2,791,595 Shares were reserved for future issuance under our ESPP, and 7,512,375 Shares were reserved for issuance upon conversion of our Convertible Notes.  Following the closing of the Private Placement, we have an additional 1,082,529 shares reserved for issuance upon the exercise of the Private Placement Warrants. See Section 11.

If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on the Nasdaq Global Select Market or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of The Nasdaq Stock Market LLC and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from the Nasdaq Global Select Market. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to hold the Shares we acquire pursuant to the Offer. Such Shares will be deemed dormant shares in accordance with Israeli law, without any voting rights or rights to dividend. Such Shares may be disposed upon a resolution of the Board of Directors without further shareholder action or may be retired with authorization from our annual general meeting of shareholders.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:

•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our indebtedness or capitalization;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the Nasdaq Global Select Market, or ceasing to be authorized to be quoted on the Nasdaq Global Select Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of our securities, other than pursuant to the Board Repurchase Authorization, by directors and officers of the Company from time to time pursuant to Rule 144 of the Securities Act of 1933, as amended (including in the form of Rule 10b5-1 trading plans), our ESPP and the grant of RSUs, PSUs and share options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $80.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $80.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $1.00) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•
the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•
one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•
the Depositary receives at the address listed on the back cover of this Offer to Purchase, within one trading day after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Date. Such Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book- Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date, you or your institution will have one trading day following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.

Procedures for Share Options

We are not offering, as part of the Offer, to purchase any outstanding share options, and tenders of share options will not be accepted. Holders of vested share options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your share options, the date of your share option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Procedures for RSUs and PSUs

If you are a holder of RSUs or PSUs, you may only tender the underlying Shares that you have acquired through the settlement of RSUs or earned PSUs. We are not offering, as part of the Offer, to purchase RSUs or PSUs that have not been paid out, and tenders of such unvested RSUs or PSUs will not be accepted.

Procedures for Participants in our ESPP

If you are a participant in our ESPP, you may tender Shares that you have purchased through the ESPP.  We are not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for future share purchases under the ESPP. See Section 3.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Equiniti Trust Company, LLC as transfer agent at the toll-free number 877-248-6417 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact Equiniti Trust Company, LLC immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by one (1) minute after 11:59 P.M., New York City time, on April 1, 2026, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver a written notice of withdrawal to the Depositary prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to one (1) minute after 11:59 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

•
accept for payment up to $1,750,000,000 in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law and the Board Repurchase Authorization). Subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration for each shareholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder that is a U.S. Holder may affect the tax treatment of the purchase to such shareholder and such shareholder’s decision whether to tender.

Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price and pursuant to the “Shares Tendered At Price Determined Under The Offer” alternative is greater than $1,750,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the Board Repurchase Authorization) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $1,750,000,000 in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law and the Board Repurchase Authorization) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered or any financing condition. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for the Shares in the Offer:

•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States or Israeli national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

•	a material change in United States or Israel or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•
a decrease of more than 10% in the sale price of the Shares on the Nasdaq Global Select Market or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on March 4, 2026, the last trading day prior to the commencement of the Offer;

•
the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or Israel, on or after March 5, 2026;

•	any material escalation of any war or armed hostilities which had commenced prior to March 5, 2026;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or Israel;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of share capital, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to March 5, 2026);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to March 5, 2026 has acquired or proposes to acquire, whether through the acquisition of share capital, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•
the consummation of the Offer and the purchase of the Shares is likely, in our reasonable judgment, to cause the Shares to be delisted from the Nasdaq Global Select Market or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8. Price Range of Shares; Dividends

The Shares are listed and traded on the Nasdaq Global Select Market under the trading symbol “WIX.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on the Nasdaq Global Select Market:

	High	Low
2024
First Quarter	$146.21	$114.18
Second Quarter	$178.65	$117.58
Third Quarter	$175.75	$137.94
Fourth Quarter	$229.79	$155.72
2025
First Quarter	$247.11	$159.27
Second Quarter	$191.24	$142.36
Third Quarter	$190.93	$114.89
Fourth Quarter	$180.99	$92.23
2026
First Quarter (through March 4, 2026)	$106.43	$60.22

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any dividends in the near future. Our Board of Directors has sole discretion whether to pay dividends. If our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

On March 4, 2026, the last full trading day before the commencement of the Offer, the closing sale price of the Shares on the Nasdaq Global Select Market was $83.78 per Share. Shareholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand and, if required, with borrowings under our credit agreement, dated as of March 3, 2026 (the "Credit Agreement"), with Hapoalim Bank Ltd. (the "Bank").

The Credit Agreement provides for a $500 million credit facility, available to be drawn in up to two tranches between April 1, 2026 and March 31, 2027, with the tenor of each drawdown to be determined on the date of the withdrawal.

Interest under the Credit Agreement accrues at a variable rate based on monthly SOFR plus the TFSI Basis Bid plus an applicable margin. For the first $400 million drawn, the applicable margin until July 31, 2026 is 0.30% per annum and from August 1, 2026 until March 31, 2027 is 0.40%, and for the final $100 million drawn, the applicable margin is 1.05% per annum until July 31, 2026 and from August 1, 2026 until March 31, 2027 is 1.15%. Interest is payable monthly based on the then-outstanding amount, and principal is repaid upon the tenor of each drawdown. In the event of default, interest accrues at a rate of 8% per annum. A commitment fee of $30,000 per month is payable until the final $100 million is drawn or cancelled.

We have the right to cancel the credit line at any time upon seven days’ notice to the Bank without penalty. We also have the right to prepay any outstanding amount at any time upon 30 days’ notice to the Bank. If the required 30-day notice is not provided, a penalty of 1% of the prepaid amount applies.

The Credit Agreement includes a financial covenant requiring the Company to maintain a Bank Debt to Free Cash Flow ratio not exceeding 2.0x.

“Bank Debt” is defined in the Credit Agreement as the outstanding bank credit balance not secured by full cash collateral (our credit exposure), excluding lease liabilities, guarantees, rent obligations, intercompany debt, and credit secured by full deposits.

“Free Cash Flow” is defined in the Credit Agreement as cash flows from operating activities (as presented in our financial statements) less capital expenditures, excluding one-time/non-recurring expenses.

As collateral, we are required to (i) maintain 1 billion NIS in Treasury Bills deposited with the Bank, and (ii) maintain an existing $120 million cash deposit at the Bank, both held in a designated account. The Credit Agreement also contains a negative pledge provision under which the Company agrees not to create a general floating charge on all or substantially all of its assets.

We expect to finance the repayment of borrowings under the Credit Agreement when due and payable in accordance with the terms thereof, using a combination of cash flows from operating activities and available cash balances.

The foregoing description is qualified by reference to the full summary of terms and material provisions of the Credit Agreement which is filed as Exhibit (b)(1) to the Schedule TO.

10. Certain Information Concerning Us

General

Wix's vision is to simplify complex technologies and deliver the best tools for every type of user and business to create online. Powered by advanced AI and enterprise-grade infrastructure, Wix is trusted by millions of users worldwide. Founded in 2006 and strengthened by the acquisition in 2025 of Base44, the no-code application platform, Wix is continuing to build for the future of the internet. As of December 31, 2025, we empower approximately 304.2 million registered users worldwide who began the website building process with us.   The Wix platform combines advanced AI, flexible web design, domains, hosting, templates and robust business and commerce solutions to help users build stronger brands, connect with their audiences, and scale their businesses online. Wix is shaping the future of how digital experiences are built with its intuitive AI-powered website builder and no-code application creation through Base44, making sophisticated creation accessible. We offer our solutions through a freemium SaaS business model (free and premium services), and as of December 31, 2025, we had approximately 6.1 million premium subscriptions.  We also promote our services and solutions through our partners.

Wix.com Ltd. was incorporated under Israeli law on October 5, 2006. The address and phone number for our principal executive offices are: Wix Campus, Building B, 5th Floor, 5 Yunitsman Street, Tel Aviv 6936025, Israel (telephone number: +972 (3) 545-4900). Our website is located at www.wix.com. Information contained on our website is not a part of the Offer. Our agent for service of process in the United States is our subsidiary, Wix.com, Inc., located at 100 Gansevoort Street, New York, NY 10014, telephone number (707) 235-1726.

Availability of Reports and Other Information

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act (though our officers and directors will be subject to the reporting requirements contained in Section 16 of the Exchange Act effective March 18, 2026). As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports and other information, including the Schedule TO and documents incorporated therein by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 20-F for the fiscal year ended December 31, 2025	March 5, 2026
Current Reports on Form 6-K	January 28, 2026 and March 4, 2026

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, by written request addressed to our principal executive offices at Wix Campus, Building B, 5th Floor, 5 Yunitsman Street, Tel Aviv 6936025, Israel. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.wix.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of the date of this Offer to Purchase, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

As of January 31, 2026, our directors and executive officers as a group (13 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of 4,098,074 Shares, representing 6.8% of our total issued and outstanding Shares as of January 31, 2026 (after giving effect to our issuance of the Private Placement Shares). Assuming we purchase $1,750,000,000 in aggregate purchase price of Shares and that our directors and executive officers do not tender any Shares pursuant to the Offer, then, after the Offer, our directors and executive officers as a group will beneficially own less than 11.0% of the total issued and outstanding Shares (after giving effect to our issuance of the Private Placement Shares), whether the Final Purchase Price at which we purchase Shares in the Offer is at the high or low end of the price range in the Offer.

Our directors and executive officers have entered into lock-up agreements in connection with the Private Placement and, as a result,  will not tender any of their Shares in the Offer.

The following table sets forth certain information with respect to the beneficial ownership of our Shares by each of our directors and executive officers. The address of each of our directors and executive officers is care of Wix.com Ltd., Wix Campus, Building B, 5th Floor, 5 Yunitsman Street, Tel Aviv 6936025, Israel. We based the Share amounts on each person’s beneficial ownership of our Shares as of January 31, 2026, after giving effect to our issuance of the Private Placement Shares. The number of Shares beneficially owned is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. The percentage of Shares beneficially owned is based on 58,314,152 Shares outstanding as of January 31, 2026, after giving effect to our issuance of the Private Placement Shares. We have deemed our Shares subject to share options that are currently exercisable or exercisable within 60 days of January 31, 2026 or issuable pursuant to RSUs and PSUs that are subject to vesting and performance conditions expected to be satisfied within 60 days of January 31, 2026 to be outstanding and to be beneficially owned by the person holding the share option, RSU or PSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in following table:

Name	Number of Shares Beneficially Owned	Percentage
Avishai Abrahami (1)	2,014,244	3.4%
Lior Shemesh (2)	215,434	*
Nir Zohar (3)	922,559	1.6%
Omer Shai (4)	545,242	*
Yaniv Even Haim (5)	85,348	*
Shelly Meyer (6)	184,729	*
Gavin Patterson (7)	4,514	*
Ron Gutler (7)	45,332	*
Francesco de Mojana (7)	3,854	*
Allon Bloch (7)	15,605	*
Deirdre Bigley (7)	16,576	*
Ferran Soriano (7)	15,470	*
Mark Tluszcz (7)	29,167	*
All directors and executive officers as a group (13 individuals)	4,098,074	6.8%

*	Less than 1%

(1)
Shares beneficially owned consist of 953,907 Shares and outstanding options and RSUs to purchase 1,060,337 Shares that are exercisable within 60 days of January 31, 2026. Excludes Shares owned by Mr. Abrahami’s spouse, as to all of which Shares Mr. Abrahami disclaims beneficial ownership.

(2)	Shares beneficially owned consist of 104,385 Shares and 111,049 Shares issuable pursuant to outstanding options and RSUs that are exercisable within 60 days of January 31, 2026.

(3)
Shares beneficially owned consist of 411,479 Shares and 511,080 Shares issuable pursuant to outstanding options and RSUs that are exercisable within 60 days of January 31, 2026. Excludes Shares owned by Mr. Zohar’s spouse, as to all of which Shares Mr. Zohar disclaims beneficial ownership.

(4)	Shares beneficially owned consist of 389,366 Shares and 155,876 Shares issuable pursuant to outstanding options and RSUs that are exercisable within 60 days of January 31, 2026.

(5)	Shares beneficially owned consist of 43,445 Shares and 41,903 Shares issuable pursuant to outstanding options and RSUs that are exercisable within 60 days of January 31, 2026.

(6)	Shares beneficially owned consist of 88,688 Shares and 96,041 Shares issuable pursuant to outstanding options and RSUs that are exercisable within 60 days of January 31, 2026.

(7)
Shares beneficially owned consist of Shares and of Shares issuable pursuant to outstanding options that are exercisable within 60 days of January 31, 2026 and RSUs that vest within 60 days of January 31, 2026.

The following table presents the ownership on the dates indicated in the notes below of the only persons known by us as of January 31, 2026, to beneficially own more than 5% of our Shares, based upon statements on Schedule 13D or Schedule 13G, as applicable, filed by such persons with the SEC.

	Shares Beneficially Owned
Name	Number	Percentage
Baillie Gifford & Co (8)	3,227,099	5.5%
Wellington Management Group LLP (9)	3,460,299	5.9%
Ameriprise Financial, Inc. (10)	6,019,660	10.3%
Senvest Management, LLC (11)	2,959,921	5.1%

(8)
This information is based upon a Schedule 13G/A filed by Baillie Gifford & Co (“BGC”) with the SEC on April 30, 2025. The address of BGC is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. Pursuant to the Schedule 13G/A, BGC has sole voting power over 2,428,184 shares and sole dispositive power over 3,227,099 shares. Securities reported on the Schedule 13G/A are beneficially owned by BGC and are held by BGC and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies, employee benefit plans, pension funds or other institutional clients.

(9)
This information is based upon a Schedule 13G jointly filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on November 12, 2025. Their address is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210. Pursuant to the Schedule 13G, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power over 2,968,130 and shared dispositive power over 3,460,299 shares. Wellington Management Company LLP has shared voting power over 2,870,621 shares and shared dispositive power over 3,044,357 shares. These shares are owned of record by clients of certain investment advisers including Wellington Management Company LLP (together, the “Wellington Investment Advisers”), of which Wellington Management Group LLP is the parent holding company. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd, the Wellington Investment Advisers. Wellington Investment Advisors Holding LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(10)
This information is based upon a Schedule 13G/A jointly filed by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Seligman Technology and Information Fund (“Fund”) with the SEC on February 6, 2026. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN  55474. The address of CMIA and Fund is 290 Congress Street, Boston, MA  02210. Pursuant to the Schedule 13G/A, AFI has shared voting power over 5,670,975 shares and shared dispositive power over 6,019,660 shares, CMIA has shared voting power over 5,670,975 shares and shared dispositive power over 5,869,661 shares, and Fund has sole voting power over 3,720,492 shares and shared dispositive power over 3,720,492 shares. AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A.

(11)
This information is based upon a Schedule 13G jointly filed by Senvest Management, LLC and Richard Mashaal with the SEC on December 2, 2025. The address of Senvest Management, LLC and Richard Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022. Pursuant to the Schedule 13G, Senvest Management, LLC and Richard Mashaal have shared voting power over 2,834,280 shares and shared dispositive power over 2,834,280 shares.  In addition to the shares reported on such Schedule 13G, the table above includes 125,641 additional shares purchased in the Private Placement by certain affiliated entities.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the sixty (60) days prior to the date hereof.

Arrangements Concerning the Shares

2013 Incentive Compensation Plan. The 2013 Plan provides for the grant of options, restricted shares, RSUs, PSUs, share appreciation rights, cash-based awards, dividend equivalents and other share-based awards to our company’s and our subsidiaries’ respective directors, employees, officers, consultants, advisors and any other person whose services are considered valuable to us or any of our affiliates. The 2013 Plan is administered by our Board of Directors or by a committee designated by our Board of Directors. Subject to those rights which are reserved to our  Board of Directors or which require shareholder approval under Israeli law, our Board of Directors has designated the compensation committee to administer the 2013 Plan, including determining the grantees of awards and the terms of the grant, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary for the administration of the 2013 Plan. As of January 31, 2026, approximately 5,977,396 Shares were subject to currently outstanding options, RSUs and PSUs under the 2013 Plan, assuming 100% payout for awards with open performance periods. As of January 31, 2026, there were 1,929,595 Shares remaining available for future awards, assuming 100% payout for awards with open performance periods.

Employee Stock Purchase Plan. We maintain the ESPP, pursuant to which our full time employees and consultants, and full time employees and consultants of our subsidiaries, may elect to have payroll deductions (or, when not allowed under local laws or regulations, another form of payment) made on each pay day during the offering period in an amount not exceeding 15% of the net compensation which the employees receive on each pay day during the offering period. The ESPP is administered by our Board of Directors or by a committee designated by our Board of Directors. Subject to those rights which are reserved to our Board of Directors or which require shareholder approval under Israeli law, our Board of Directors has designated the compensation committee to administer the ESPP. To the extent that we grant employees the right to make purchases under the ESPP, on the first day of each offering period, each participating employee will be granted an option to purchase on the exercise date of such offering period up to a number of Shares determined by dividing (1) the employee’s payroll deductions accumulated prior to such exercise date and retained in the employee’s account as of the exercise date by (2) the applicable purchase price, subject to certain limitations that may be applied to employees in different jurisdictions to address applicable law. The applicable purchase price is based on a discount percentage of up to 15%, which percentage may be decreased by our Board of Directors or the compensation committee, multiplied by the lesser of (1) the fair market value of a Share on the exercise date, or (2) the fair market value of a Share on the offering date. As of January 31, 2026, there were approximately 2,791,595 Shares remaining for issuance under the ESPP. On March 2, 2026, 434,247 Shares were issued under the ESPP for the six-month offering period from September 1, 2025 through February 28, 2026.

Director Equity Compensation.

Each non-executive director is granted annual RSU awards valued at $230,000, except that (i) the Chairperson of the board of directors is granted an annual RSU award valued at $345,000, and (ii) the lead independent director is granted an annual RSU award valued at $287,500.  The non-executive director grants vest in equal quarterly installments over a one-year period, commencing upon the date of grant, and subject to continued service as a director through the applicable vesting dates.  The grants are subject to a “double trigger” full accelerated vesting mechanism upon a “Change of Control” event.

Convertible Notes.  In September 2025, we issued and sold $1,150 million in aggregate principal amount of Convertible Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Convertible Notes are convertible based upon an initial conversion rate of 4.7509 Shares per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $210.9 per Share).  The conversion rate is subject to adjustment upon the occurrence of certain specified events, but will not be adjusted for accrued and unpaid special interest, if any. In addition, in connection with a make-whole fundamental change (as defined in the indenture), or following our delivery of a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or redemption, as the case may be.

The Convertible Notes will mature on September 15, 2030, unless earlier repurchased, redeemed or converted. Prior to the close of business on the business day immediately preceding March 15, 2030, a holder may convert its Convertible Notes only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Shares and the conversion rate on each such trading day; (3) if we call the Convertible Notes for redemption in certain circumstances, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 15, 2030, until the close of business on the second scheduled trading day immediately preceding the maturity date, a holder may convert its Convertible Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, ordinary shares or a combination of cash and ordinary shares, at our election.

We may redeem for cash (1) all of the Convertible Notes at any time on or prior to the 30th scheduled trading day immediately preceding the maturity date if certain tax-related events occur and (2) all or any portion (subject to certain limitations) of the Convertible Notes, at any time, and from time to time, on or after September 20, 2028, and on or before the 30th scheduled trading day immediately before the maturity date, at our option at any time and from time to time, if the last reported sale price per share of the Shares has been at least 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. Upon the occurrence of a fundamental change (as defined in the indenture), holders may require us to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

We have entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain financial institutions. The Capped Call Transactions cover, collectively, the number of Shares underlying the Convertible Notes, subject to anti-dilution adjustments substantially similar to those applicable to the Convertible Notes.

The Capped Call Transactions are expected generally to reduce the potential dilution to the Shares upon any conversion of the Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount upon conversion of the Convertible Notes in the event that the market price per share of the Shares, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions (which initially corresponds to the initial conversion price of the Convertible Notes and is subject to certain adjustments under the terms of the Capped Call Transactions), with such reduction and/or offset subject to a cap based on the cap price of the Capped Call Transactions.

Private Placement Warrants.

On March 5, 2026, we issued warrants in respect of 3,266,699 underlying Shares to the Purchasers in connection with the Private Placement, which warrants are referred to in this Offer to Purchaser as the “Private Placement Warrants.”  Pursuant to the warrant agreement entered into between us and the Purchasers as the initial holders of the Private Placement Warrants (collectively, the “Holders”), each Private Placement Warrant has an exercise price per Share equal to $104.73 per Share, subject to customary anti-dilution adjustments. The exercise price and the number of Shares issuable upon exercise of each Private Placement Warrant is subject to appropriate adjustments in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our Shares. The Private Placement Warrants are exercisable from, and including May 5, 2026, to, and including the third anniversary of the closing date of the Private Placement.  Upon the exercise of each Private Placement Warrant, we will pay or deliver, as applicable, to such Holder either (1) cash equal to the “in-the-money” value of such Private Placement Warrant, if any, or (2) a number of Shares equal to the “in-the-money” value such Private Placement Warrant, if any, at our election. In the event that a Private Placement Warrant is exercised during a specified period following the occurrence of customary “make-whole fundamental change” events, the Holder will receive an additional number of Shares or the cash value of such Shares, depending on the settlement method selected by us.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Share Repurchase Authorization. At a meeting held on January 27, 2026, our Board of Directors approved a new $2.0 billion share repurchase program extending through December 31, 2027. Under the Board Repurchase Authorization, our securities may be repurchased from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with U.S. securities laws and regulations, including Rule 10b-18 under the Exchange Act. We may also, from time to time, enter into plans that are compliant with Rule 10b5-1 under the Exchange Act to facilitate repurchases of our securities under this authorization. The Board Repurchase Authorization does not obligate us to acquire any particular amount of securities, and the repurchase program may be suspended or discontinued at any time at our discretion. As of the date hereof, we have not repurchased any Shares pursuant to the Board Repurchase Authorization. Accordingly, as of the date of this Offer to Purchase, we have $2.0 billion in aggregate purchase price of Shares and/or Convertible Notes remaining available for repurchase under the Board Repurchase Authorization.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Certain U.S. Federal and Israeli Income Tax Considerations

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders (as defined below), and solely to the extent described below –“Backup Withholding”, to Non-U.S. Holders, of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of Shares to the  Company pursuant to the Offer or that any such position would not be sustained. The discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, certain former U.S. citizens or long-term residents, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, persons whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee option or otherwise as compensation, partnerships or other pass-through entities  or arrangements, persons holding Shares through partnerships or other pass-through entities or arrangements, persons subject to special tax accounting rules as a result of gross income with respect to the Shares being taken into account in an applicable financial statement, persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States; or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, constructive sale transaction for U.S. federal income tax purposes), or (except where specifically addressed below) persons actually or constructively holding more than 5% (by vote or value) of the Shares. In addition, this discussion does not address the consequences of any alternative minimum tax, the Medicare tax on certain investment income, or any state, local or non-U.S. tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary also does not address any holders who concurrently participate in the Private Placement. This summary assumes that shareholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

The following discussion does not constitute tax advice. Each shareholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Unless otherwise stated, the following discussion assumes that the Company will not be considered, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for its current taxable year and that it has not been a PFIC for prior taxable years.

Characterization of Sale of Shares Pursuant to the Offer.   The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a sale or exchange of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of the Shares nor any other Company stock either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of the Shares nor any other Company stock immediately after the sale of Shares pursuant to the Offer and, with respect to Shares and any other Company stock constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares and any other Company stock under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” (1) if the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer and (2) if the U.S. Holder actually and constructively owns, immediately after the redemption, less than 50% of the outstanding Shares.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of the Shares tendered by such U.S. Holder and each of the other shareholders. The IRS has indicated in published guidance that an exchange of Shares for cash that results in  a minimal reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may be treated as “not essentially equivalent to a dividend.” In the event that other shareholders exchange a greater percentage of their Shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in the Company may increase immediately following the Offer even if that shareholder exchanges Shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other Shares.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and be taken into account in determining whether the Section 302 Tests have been satisfied.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of the Company’s outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment.   Subject to the PFIC rules described below, if any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a sale or exchange for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized on the sale by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares generally will be equal to the cost of the Shares to the U.S. Holder. The amount realized on the sale will generally be the U.S. dollars received by the U.S. Holder, in which case a U.S. Holder should not realize any foreign exchange gain or loss on the sale. Any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by the Company pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are currently eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) the Company purchases from the U.S. Holder under the Offer. The gain or loss will generally be U.S. source for foreign tax credit purposes.

Distribution Treatment.   Subject to the PFIC rules described below, if none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by the Company with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that the Company has current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would generally be added to the tax basis of the U.S. Holder’s remaining Shares, if any. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares. Any remaining adjusted tax basis in the Shares exchanged in the Offer will generally be transferred to any other Shares continued to be held by the U.S. Holder. However, the Company does not compute its earnings and profits under U.S. federal income tax principles. As such, a U.S. Holder should expect that the entire amount of cash received from the exchange may be treated as a dividend if the exchange does not meet one of the Section 302 Tests. No loss will be recognized by a U.S. Holder if its sale of Shares pursuant to the Offer is treated as a distribution with respect to the Shares under Section 302 of the Code.

Dividend income with respect to non-corporate U.S. Holders may be eligible for reduced rates of U.S. federal income taxation, provided that (1) the Shares are readily tradable on an established securities market in the U.S. (such as NASDAQ on which the Shares are currently listed), (2) the Company is not a PFIC (as discussed below) for either the current or preceding taxable year and (3) certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the reduced rates. Dividends generally will be income from sources outside of the United States for foreign tax credit purposes. The corporate U.S. Holder will not be eligible for a dividends received deduction received from other U.S. corporations.

Passive Foreign Investment Company Rules.   A non-U.S. corporation generally will be a PFIC, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, it directly or indirectly own at least 25% pursuant to applicable “look-through” rules, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income.  If the Company is treated as a PFIC for any taxable year during which a U.S. Holder held the Shares purchased pursuant to the Offer, certain adverse consequences could apply to such U.S. Holder. If the Company is a PFIC for the current taxable year (or were a PFIC for the prior taxable year during which a U.S. Holder held the Shares being tendered), the reduced dividend rate discussed above with respect to dividends paid to non-corporate U.S. Holders would not apply to any dividend income resulting from the Offer, even if such rate were otherwise applicable. In addition, the U.S. Holder would be subject to special adverse rules with respect to any gain, and any distribution if it is treated as an excess distribution. Under such rules, absent certain special elections, U.S. Holders’ gain from the sale or other disposition of Shares, and “excess distributions” would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realized ratably over the U.S. Holders’ holding period and would be increased by a special interest charge. An excess distribution generally would be any distribution to a U.S. Holder with respect to Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. Holder with respect to Shares, during the three preceding taxable years or, if shorter, during a U.S. Holder’s holding period. If the consideration received by a U.S. Holder pursuant to the Offer is treated to any U.S. Holder as a distribution from the Company as described above under “Distribution Treatment,” such distribution may constitute an excess distribution for this purpose.  Different rules would apply to a U.S. Holder who has made a mark-to-market election in respect of the Shares.

A U.S. Holder subject to the PFIC rules discussed above is required to file IRS Form 8621 in respect of any gain realized or any amount treated as received in a distribution pursuant to the Offer.

The PFIC rules are complex, and U.S. Holders should consult their tax advisors regarding the PFIC rules, the elections that may be available to them and how the PFIC rules may affect the U.S. federal income tax consequences relating to the exchange of Shares for cash pursuant to the Offer.

Tax Considerations for Holders of Ordinary Shares that Do Not Tender any Shares in the Offering

Provided that no shareholder is treated as receiving a dividend distribution as a result of the Offer, U.S. Holders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase.  In the event that any shareholder is deemed to receive a dividend, it is possible that U.S. Holders whose percentage ownership of the Company increases as a result of the Offer, including U.S. Holders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer.  A constructive distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to it.  This constructive dividend treatment will not apply if the purchase of the Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the U.S. Treasury regulations. U.S. Holders are advised to consult their own tax advisors regarding the application of these rules to their particular circumstances.

Backup Withholding

U.S. Federal Income Tax Backup Withholding; Information Reporting.  Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder in the Offer may be required to be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the shareholder provides its taxpayer identification number (employer identification number or social security number) to the paying agent (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such shareholder otherwise establishes an exemption. If the paying agent (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder should complete and sign the IRS Form W-9 from the IRS website at www.irs.gov in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the paying agent (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If a U.S. Holder does not provide the paying agent (or other applicable withholding agent) with the correct taxpayer identification number or an adequate basis for exemption, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain shareholders (including, among others, most corporations and certain Non-U.S. Holders ) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s exempt status. Holders may be subject to information reporting on payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders. the IRS website at www.irs.gov.

Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption or refund of amounts withheld.

Certain Israeli Income Tax Considerations

The following is a general discussion of certain material Israeli tax considerations relating to the disposition of the Shares. This discussion is included for general information purposes only and does not purport to be a complete analysis of all potential tax effects and does not constitute and is not a tax opinion or tax advice to any investor. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, and interpretations of such authorities by the courts and the Israeli Tax Authority (the “ITA”) as currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only Shares that are held as capital assets (generally, assets held for investment). As detailed below, the disposition of the Shares is generally classified as capital gain or loss, although in certain circumstances it could be treated as a distribution received from us.

This discussion does not address all of the tax consequences that may be relevant to investors in light of their particular circumstances or certain types of investors that may be subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that shareholders consult their tax advisors to determine the applicability of the rules discussed below to them and the particular tax effects of the Offer, including the application of Israeli or other tax laws or the availability of relief under any applicable tax treaty.

Characterization of the Purchase – Distribution vs. Capital Treatment

The classification of the tender of the Shares for Israeli tax purposes, including whether the consideration received by you will be regarded as consideration from the sale of Shares resulting in capital gain or loss, or as a distribution (which could be a dividend), is contingent upon the specific facts and circumstances relevant to both the Company and the tender. Israeli tax law does not prescribe a definitive statutory test for such determination; rather, the analysis is informed by, and continues to develop in accordance with, judicial precedents and administrative guidance. Consequently, determination may be influenced by a range of factors, including, without limitation, the Company’s accumulated and current distributable profits and any other pertinent circumstances.

Consequences of the Sale of Shares – Sale or Exchange

Sale of Shares Other Than Shares Acquired by Exercise of Vested Options or Vesting of RSUs

General. Generally, the disposition of a capital asset by a non-Israeli resident is subject to capital gains tax if such asset is either (i) situated in Israel; (ii) is a share or a right to a share in an Israeli resident corporation, or (iii) represents, directly or indirectly, a right to an asset situated in Israel.

Exemptions available to non-Israeli Holders. A non-Israeli resident who derives capital gains from the sale of Shares will be exempt from Israeli tax so long as the gains from the sale of Shares were not attributed to a permanent establishment that the non-resident maintains in Israel. However, a non-Israeli “Body of Persons” (as defined in the Ordinance, and includes corporate entities, partnerships, and other entities) will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% of the means in of control in such non-Israeli Body of Persons or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli Body of Persons, whether directly or indirectly. In addition, the exemption is not applicable to a person whose gains from selling or otherwise disposing of the Shares are deemed to be business income.

Additionally, a sale of shares by a non-Israeli resident (either an individual or a corporation) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as capital assets, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment of the shareholder which is maintained in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable.

Applicable Tax Rates – Non-Exempt Transactions. In the event an exemption does not apply, then Real Gain (as defined below) accrued by individuals on the sale of Shares will be taxed at the rate of 25%, unless such shareholder claims a deduction for financing expenses in connection with such Shares, in which case the gain will be taxed at a rate of 30%. However, if the individual shareholder is a “substantial shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of one or more of the “means of control” in the company (which include, inter alia, the right to profits, voting power and the right to appoint a director), such gain will be taxed at the rate of 30%. However, the foregoing tax rates will not apply to: (i) shareholders for whom the shares are not capital assets (who might be subject to tax on the sale as business income at marginal tax rates); (ii) shareholders who acquired their ordinary shares prior to 2012; and (iii) in some cases, shareholders who received their ordinary shares through the exercise of options or otherwise as compensation (see discussion below). Real Gain derived by corporations will be generally subject to the ordinary corporate tax rate of 23% in 2025.

“Real Gain” is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli CPI between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax in Israel.

Sale of Shares Acquired by Exercise of Vested Options or Vesting of RSUs

Shares Issued Pursuant to the Capital Gains Track. Under the special regime set in Section 102 of the Ordinance, Israeli employees (as defined under this Section 102 and detailed below) may be granted shares or options pursuant to the provisions of Section 102 of the Ordinance. Section 102 of the Ordinance allows employees, directors and officers of an Israeli company, who are not “substantial shareholders”, to receive favorable tax treatment for compensation in the form of shares or options. The most favorable tax treatment is under Section 102(b)(2) of the Ordinance (the “Capital Gains Track”).

In general, to be eligible for the beneficial tax treatment under the Capital Gains Track upon the sale of Shares issued pursuant to the exercise of vested options or the vesting of RSUs, granted under Section 102 of the Ordinance (the “102 Shares”, and together with such options or RSUs, “102 Awards”), a minimum period of twenty-four (24) months must have elapsed from the date on which the 102 Awards were granted and deposited with a trustee (the “Holding Period” and the “102 Trustee”, respectively), as of the sale date.

If the Holding Period has lapsed with respect to the 102 Awards and all other rules and regulations promulgated under Section 102 of the Ordinance and any instructions of the ITA in connection therewith have been complied with, then the income upon sale or disposition of the such 102 Awards will be considered as capital gains, with the exception of the ordinary income component which is set on the date of grant and is taxed at the ordinary income tax rates (currently up to 47%), including Israeli social security payments. The ordinary income component is calculated as difference between (i) the average of the closing price of the traded shares over the thirty trading days preceding the date of grant and (ii) the exercise price of the Awards (if any). However, if the Holding Period has not lapsed with respect to the 102 Awards, any profit from the sale of such 102 Awards shall be subject to ordinary income tax, including social security payments. An excess tax at the rate of 3% may be imposed on such income, and an additional 2% excess tax may apply to the portion of your income taxable as capital gains. Any payment to a holder of 102 Awards and any payment of the Israeli tax withholding with respect to such 102 Awards to the ITA shall be paid and remitted by the 102 Trustee or the Company.

Non-Israeli Shareholders. Non-Israeli shareholders that are current or former employees or service providers of the Company or any non-Israeli subsidiary of the Company, who sell Shares issued upon the exercise of vested options or vesting of RSUs granted to such shareholder in consideration for work or services performed outside of Israel (as applicable), will be exempt from Israeli tax.

Consequences of the Sale of Shares – Distribution Classified as a Dividend

If the sale of Shares is classified as receiving a distribution from us, selling shareholders (whether Israeli or non-Israeli residents) will generally be subject to Israeli income tax on such dividend at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of the sale (i.e., the deemed dividend) or on any time during the preceding twelve months, the applicable tax rate is 30%, unless the Shares are registered with a nominee company and then the applicable tax rate is 25%. However, a distribution of dividends out of income that is eligible for tax benefits pursuant to one of various benefit-tracks under the Law for the Encouragement of Capital Investments - 5719-1959, may be subject to a reduced tax rates. For example, a distribution of dividends is subject to tax at a rate of 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Benefited Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Preferred Enterprise.

Withholding Tax

Unless you are tendering solely 102 Shares, to determine the Israeli tax withholding treatment in connection with the tender of your Shares, you will be required to certify whether you are a resident or a non-resident of Israel for tax purposes and, if you are an Israeli resident, whether your Shares are held through an Israeli financial institution or broker or through a non-Israeli (foreign) financial institution or broker.

Generally, an individual is a resident of Israel for tax purposes if such individual’s “center of vital interests” is in Israel, assessed based on their family, economic, and social ties. An individual is presumed to have their center of vital interests in Israel if either (i) they are present in Israel 183 days or more in a tax year, or (ii) they are present 30 days or more in a tax year and their total presence in that year plus the two prior tax years is 425 days or more.

An entity is a resident if it is incorporated in Israel or if the control and management of its business are exercised in Israel.

You should consult your tax advisor regarding your specific facts and circumstances.

Tendering holders will provide this certification by designating the applicable “Tax Code” corresponding to the categories set forth below:

Option 1: The tendering holder is a non-Israeli Resident for Israeli tax purposes. If this category applies to you, select Option 1. No Israeli tax will be withheld from the cash consideration paid to you.

Option 2: The tendering holder is an Israeli Resident for Israeli tax purposes, holding their Shares through an Israeli financial institution or broker. If this category applies to you, select Option 2. The Israeli financial institution or broker will generally withhold Israeli tax from your consideration in accordance with its standard practice.

Option 3: The tendering holder is an Israeli Resident for Israeli tax purposes, holding their Shares through a non-Israeli (foreign) financial institution or broker. If this category applies to you, select Option 3. Holders selecting Option 3 are required to contact the Company directly at TO@Wix.com no later than the Expiration Date to provide the  required Israeli tax documentation and cost-basis data (as reasonably requested by the Company or its withholding agent) in order to determine the applicable withholding. If you select Option 3, and do not timely provide the required documentation and cost-basis data to the Company, you will be subject to default Israeli tax withholding at a rate of 25% of the gross consideration payable to you (unless the Company or its withholding agent determines that a different rate is required under applicable law).

If Israeli tax is withheld from your consideration even though you are eligible for an exemption or a reduced tax rate, you may be able to claim a refund by filing an Israeli tax return. You should consult your tax advisor about filing an application for such refund.

Excess tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 721,560 for 2026), including, but not limited to income derived from, dividends, interest and capital gains. An additional 2% excess tax will be imposed on capital-sourced income (defined as income from any source other than employment income, business income or income from “personal effort”), provided that the individual’s capital-sourced income exceeds the specified threshold of NIS 721,560. This additional excess tax applies, among other things, to income from capital gains, dividends, interest, rental income, or the sale of real property.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

14. Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law and the Board Repurchase Authorization, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•
subject to the Board Repurchase Authorization, we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one (1) minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if more than $1,750,000,000 in aggregate purchase price of Shares is tendered in the Offer at or below the Final Purchase Price, subject to the Board Repurchase Authorization, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

15. Fees and Expenses

We have retained J.P. Morgan Securities LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent and Equiniti Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Wix.com Ltd.

March 5, 2026

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF WIX.COM LTD.

The following table sets forth the names and positions of the directors and executive officers of Wix.com Ltd. The address of each of our directors and executive officers is care of Wix.com Ltd., Wix Campus, Building B, 5th Floor, 5 Yunitsman Street, Tel Aviv 6936025, Israel.

Name	Position(s)
Executive Officers
Avishai Abrahami	Co-founder, Chief Executive Officer, Director and Honorary Chairman
Lior Shemesh	Chief Financial Officer
Nir Zohar	President
Omer Shai	Chief Marketing Officer
Yaniv Even-Haim	Chief Technology Officer
Shelly Meyer	Chief People Officer
Directors
Mark Tluszcz	Chairman of the Board
Deirdre Bigley	Director
Allon Bloch	Director
Francesco de Mojana	Director
Ron Gutler	Director
Gavin Patterson	Director
Ferran Soriano	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Equiniti Trust Company, LLC

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Equiniti Trust Company, LLC Operations Center Attn: Onbase - Reorganization Department 1110 Centre Pointe Curve Suite #101 Mendota Heights, MN 55120	Equiniti Trust Company, LLC Operations Center Attn: Onbase - Reorganization Department 1110 Centre Pointe Curve Suite #101 Mendota Heights, MN 55120

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King

D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, New York 10005
Banks and Brokers
Call: 1 (212) 257-2639
Call Toll-Free: 1 (888) 280-6942
Email: WIX@dfking.com

The Dealer Manager for the Offer is:

J.P. Morgan J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Direct: 1 (212) 622-4401 Call Toll-Free: 1 (877) 371-5947